Exhibit 99.2

Mercato Partners Acquisition Corporation Announces the Closing of its $200M

Initial Public Offering

Cottonwood Heights, UT (November 8, 2021) – Mercato Partners Acquisition Corporation (“MPRA” or the “Company”) announced today that it closed its initial public offering of 20,000,000 units at a price of $10.00 per unit for aggregate gross proceeds of $200,000,000.

MPRA is a newly incorporated, blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to capitalize on the ability of its management team and the broader Mercato Partners platform to identify, acquire and operate a business in either the technology or branded consumer products sector that possesses the suitable characteristics to achieve attractive long-term risk adjusted returns, though it reserves the right to pursue an acquisition opportunity in any business or industry.

The units are listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “MPRAU” on November 4, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the Nasdaq under the symbols “MPRA” and “MPRAW,” respectively.

BofA Securities acted as the sole book-running manager and underwriter for the initial public offering. MPRA has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units, at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com.

A registration statement related to these securities has been filed with the Securities and Exchange Commission (SEC) and became effective on November 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC, any of which could cause actual results to differ from such forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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Contact:

Scott Klossner

sklossner@mercatopartners.com